Exhibit 24.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing of a statement on Schedule 13D (including any and all amendments thereto) with respect to the common stock, no par value, of Venaxis, Inc and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement.

MGT Capital Investment Inc.

Date: May 18, 2016	By:	/s/ Robert B. Ladd
	Name:	Robert B. Ladd
	Title:	President and Chief Executive Officer

Robert B. Ladd

Date: May 18, 2016	By:	/s/ Robert B. Ladd
	Name:	Robert B. Ladd